                                                                 Exhibit "99"

                                ESCROW AGREEMENT
                                ----------------


     THIS AGREEMENT (the "Escrow Agreement") is made as of the 1st day of November, 1995, by and among SARA SENIE HARRIS AND CYNTHIA A. MORGAN, both individual residents of the State of Georgia (collectively, the "Shareholders"), GRAPHIC INDUSTRIES, INC., a Georgia corporation ("Graphic"), QUADRAS ACQUISITION COMPANY, a Georgia corporation and wholly-owned subsidiary of Graphic ("Quadras"), and NATIONSBANK OF GEORGIA, N.A., as Escrow Agent ("Escrow Agent").

     Graphic, Quadras, the Shareholders and QQQ, Inc., a Georgia corporation ("QQQ") have entered into that certain Agreement and Plan of Reorganization of even date (the "Agreement"), pursuant to which QQQ will be merged into and with Quadras (the "Merger") and the Shareholders will receive, in exchange for their stock in QQQ, certain shares of the Common Stock, $.10 par value, of Graphic ("Graphic Common Stock"), of which, a certain number are to be issued and held in escrow as provided for in the Agreement and herein.

     The Merger is to become effective upon the filing of Articles of Merger with the Secretary of State of Georgia, which filing will be made on or about the date hereof. The date of such filing shall be the "Effective Date" for purposes of this Escrow Agreement.

     Escrow Agent has agreed to serve in such capacity in accordance with the terms and conditions hereof.

     Any capitalized terms used in this Escrow Agreement and not defined herein shall not be binding upon the Escrow Agent.

     THEREFORE, in consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows.

     1.  Deposit of Escrow Shares.
         ------------------------

     (a) On the Effective Date, Graphic shall cause to be issued to and deposited with Escrow Agent, a total of 30,661 shares of Graphic Common Stock (the "Escrow Shares") in connection with the Merger. The number of Escrow Shares shall equal, rounded to the nearest whole number of shares, ten percent (10%) of the total
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number of shares of Graphic Common Stock to be issued in connection with the
Merger. The Escrow Shares shall be issued in the name of Escrow Agent or in such nominee name as Escrow Agent may elect, all for the benefit of the parties to this Agreement, and the Escrow Shares shall be held by Escrow Agent pursuant to the terms and conditions hereof, and not disposed of or disbursed except in accordance with the terms and conditions of this Agreement.

         (b) The term "Escrow Shares" shall also include any dividends, other distributions or proceeds thereof and all interest or income earned on such dividends or proceeds relating to the Escrow Shares, and any additional shares of Graphic Common Stock delivered to Escrow Agent due to an increase in the number of shares of Graphic Common Stock to be issued in the Merger in accordance with the Agreement.

     2.  Escrow Shares.  Upon receipt of the Escrow Shares, Escrow Agent shall
         -------------
hold the Escrow Shares and invest any such proceeds, interest and dividends as set forth herein. The Escrow Shares and the proceeds thereof, including interest and dividends, shall be held intact and delivered to Graphic or the Shareholders or both, pursuant to the terms hereof. Escrow Agent shall make no distributions of any Escrow Shares except in strict compliance with the terms and conditions of this Agreement.

     3.  No Dispositions.  During the term of this Agreement no party shall be
         ---------------
entitled to, and Escrow Agent shall not, sell, assign, hypothecate, encumber or otherwise dispose of any of the Escrow Shares.

     4.  Voting Rights.  During the term of this Agreement, and pending any
         -------------
distribution of any of the Escrow Shares to Graphic as herein provided, the Escrow Agent shall vote the Escrow Shares in accordance with the instructions given, which must be unanimous, by the Shareholders; provided, however, that if the Escrow Agent does not receive such instructions on or before five (5) days prior to any shareholder meeting date, the Escrow Agent shall not be required to vote the Escrow Shares. Escrow Agent shall execute proxies or other voting instruments so as to follow the voting instructions given by the Shareholders.

     5.  Term.  The term of this Escrow Agreement shall be six (6) months from
         ----
the Effective Date or until there are no Escrow Shares held pursuant hereto, whichever occurs sooner (the "Term") , unless the term hereof is extended by the mutual written consent of the parties hereto or unless there shall be Claims, as defined below, pending at the original termination date, in which event, the Term shall automatically be extended until all such Claims that arose and were made known in writing to the Shareholders within six (6) months from the Effective Date are resolved. Notwithstanding the foregoing, the indemnification to Escrow Agent set forth in
Section 9 hereof shall survive the termination of this Escrow Agreement or the resignation of Escrow Agent.

     6.  Releases from Escrow.
         --------------------

         (a) The Escrow Shares, or the appropriate portion thereof, shall be returned to Graphic in accordance with the procedures set forth herein and upon the occurrence of any of the following events: (i) any reductions in the consideration to be paid the Shareholders as set forth in Section 2.10 of the Agreement; (ii) any and all claims for indemnification by Graphic pursuant to the Agreement; (iii) in the event any accounts or notes receivable of QQQ shown on the Closing Balance Sheet (as defined in the Agreement and net of any bad debt reserves set forth on such Closing Balance Sheet) remain uncollected for more than 120 days after the date of such Closing Balance Sheet; or (iv) any breach(es) has or have occurred by the Shareholders in their respective employment agreements with Quadras after the Closing Date. All of the foregoing matters are hereinafter referred to collectively as "Claims" or individually as a "Claim."

         (b) Upon the occurrence of a Claim, Graphic shall deliver written notice thereof to Escrow Agent and the Shareholders, which notice shall set forth the nature and amount of the Claim and the number of Escrow Shares, plus cash, which equals the amount of each Claim. If the Shareholders do not notify Escrow Agent of their objection to a Claim, in writing, within fifteen (15) days after receipt of such written notice, Escrow Agent shall forthwith charge the Escrow Shares with the full amount of such Claim, remit the applicable Escrow Shares directly to Graphic and give written notice of such action to the Shareholders. During the Term, Escrow Agent shall be authorized to rely solely upon said written notice from Graphic, and in accordance with such written notice shall charge the Escrow Shares for the amount specified in such written notice if it receives no timely written objection from the Shareholders.

         (c) In the event any Shareholder shall inform Escrow Agent that there is any dispute between Graphic and the

                                       3
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Shareholders with respect to any Claim, such dispute shall be resolved as provided for in the Agreement, to-wit: (i) if such Claim relates to any adjustments made in the Closing Balance Sheet (as defined in the Agreement), such dispute shall be resolved in the manner set forth in Section 2.10(b) of the Agreement; and (ii) if such Claim relates to any matter for which Graphic claims the right to indemnification under the Agreement (other than for uncollected accounts or notes receivable as set forth above and in Section 2.10(c) of the Agreement), or for breach of the employment agreements, such dispute shall be resolved in the manner set forth in Section 9.5 of the Agreement. Upon resolution of any such disputes as herein provided, Escrow Agent shall distribute the Escrow Shares in accordance with such resolution. If the amount in dispute does not represent the full value of the Escrow Shares (determined as of the Closing Date in accordance with the Agreement), Escrow Agent shall distribute to Graphic such number of Escrow Shares (rounded to the nearest whole number of such shares) as may be in excess of the amount in dispute.


     (d) If the amount of Claims asserted by Graphic by the end of the Escrow Period does not equal the value of the Escrow Shares (at the then current market value of Graphic Common Stock), then the Escrow Agent shall distribute to the Shareholders that number of Escrow Shares that are in excess of the amount of Claims then pending.

     (e) Upon the expiration of the Term (including any extensions), if all the Escrow Shares have not been returned to Graphic in accordance with the foregoing provisions of this Section 6, Escrow Agent shall deliver the remaining Escrow Shares to the Shareholders based upon the percentages set forth on Exhibit "A" attached hereto. If the calculation for distribution purposes results in an odd number of Escrow Shares, the Escrow Agent shall be authorized to sell one Escrow Share at the market so that the final distribution shall be equal between the Shareholders. Graphic agrees to take such action as shall be necessary to assist Escrow Agent in reissuing the Escrow Shares, if any, in the names of the Shareholders at the end of the Term.

     (f) Nothing contained in this Agreement shall require the Escrow Agent to make any calculation or determination with respect to the number of Escrow Shares to be held or distributed (except with respect to the final distribution as set forth in subparagraph (e) above), and all such calculations shall be the

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

responsibility of the parties hereto other than the Escrow Agent.

     7.  Investment of Escrow Funds.  Escrow Agent shall hold the Escrow Shares
         --------------------------
delivered to it under the terms of this Escrow Agreement, and to invest any income or dividends thereon held by it hereunder in a mutual fund which invests solely in U.S. Government securities.

     8.  Agreement of Escrow Agent.   Escrow Agent shall be responsible only for
         -------------------------
the safekeeping and the investment of the Escrow Shares and the disbursements or delivery thereof in accordance with the terms of this Escrow Agreement. Escrow Agent shall not be responsible for the appropriateness, sufficiency or accuracy of information contained in any written notice given to Escrow Agent.

     9.  Performance of Escrow Agent.
         ---------------------------

         (a) In performing its duties under this Escrow Agreement, or upon the claimed failure to perform its duties hereunder, Escrow Agent shall not be liable to anyone for any damages, losses, or expenses which they may incur as a result of Escrow Agent so acting, or failing to act; provided, however, Escrow Agent shall be liable for damages arising out of its willful default or gross negligence under this Agreement. Accordingly, Escrow Agent shall not incur any such liability with respect to: (i) any action taken or omitted to be taken in good faith upon advice of its counsel or counsel for any other party hereto given with respect to any questions relating to the duties and responsibilities of Escrow Agent hereunder; or (ii) to any action taken or omitted to be taken in reliance upon any document, including any written notice or instructions provided for in this Escrow Agreement, not only as to its due execution and to the validity and effectiveness of its provisions but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by proper person or persons and to conform with the provisions of this Escrow Agreement.

         (b) Graphic, Quadras and the Shareholders agree to indemnify and hold harmless Escrow Agent (each party being one-half responsible) against any and all losses, claims, damages, liabilities and expenses, including without limitation, reasonable costs of investigation and reasonable counsel fees and disbursements which may be imposed by Escrow Agent or incurred by it in connection with its acceptance of this appointment as Escrow Agent hereunder or the performance of the duties hereunder, including, without limitation any litigation arising from this Escrow Agreement or involving the subject matter hereof; except, that if Escrow Agent shall be found guilty of willful default or gross negligence under this Agreement, then, in that event, Escrow Agent shall bear all such losses, claims, damages and expenses.

         (c) In the event of a dispute between any of the parties hereto sufficient in the discretion of Escrow Agent to justify its doing so, Escrow Agent shall be entitled to tender into the registry or custody of any court or arbitrator of competent jurisdiction all money or property in its hands under the terms of this Agreement, and may commence such legal proceedings as it deems appropriate, and thereupon to be discharged from all further duties under this Agreement. Any such legal action may be brought in any such court as Escrow Agent shall determine to have jurisdiction thereof. The filing of any such legal proceedings shall not deprive Escrow Agent of its compensation earned prior to such filing.

     10.  Fees of Escrow Agent.  For its ordinary services hereunder (which
          --------------------
shall include receipt, investment and disbursement of the Escrow Shares in the manner described herein), Escrow Agent shall receive compensation in accordance with the Schedule of Fees set forth on Exhibit "B" attached hereto. Graphic and the Stockholders, as a group, shall each pay one-half of such fees.

     11.  Resignation of Escrow Agent.  Escrow Agent or any successor may resign
          ---------------------------
its position hereunder by giving ten (10) business days written notice to the parties hereto, and such resignation shall take effect at the end of such ten
(10) business days, provided the Escrow Shares have been tendered into the registry or custody of any court of competent jurisdiction or upon the earlier appointment of, and delivery of the Escrow Shares to, a successor. From and after the effective date of such resignation or appointment of a successor, Escrow Agent shall not be obligated to perform any of the duties of Escrow Agent hereunder and will not be liable for any nonperformance thereof nor for any act or failure to act whatsoever on the part of any successor Escrow Agent.

     12.  Successor to Escrow Agent.  Any corporation resulting from any merger
          -------------------------
or consolidation to which Escrow Agent or any successor to it shall be a party, or any corporation in any manner succeeding to all or substantially all of the business of Escrow

Agent or any successor, provided such corporation shall be a banking corporation, with trust powers, organized under the laws of the United States of America or of the State of Georgia, shall be the successor escrow agent hereunder without the execution or filing of any paper or any further acts on the part of any of the parties hereto.

     13.  Instructions and Notices.  In executing and performing its duties
          ------------------------
hereunder, Escrow Agent shall be entitled to rely upon instructions of Graphic and the Shareholders. Any notice, payment, demand, instruction or communication required or permitted to be given by this Escrow Agreement shall be in writing and shall be given by hand delivery, overnight messenger, by facsimile, or certified mail, return receipt requested, addressed to the appropriate party at the address stated below:

        If to Graphic or Quadras:

        Graphic Industries, Inc.
        2155 Monroe Drive, N.E.
        Atlanta, Georgia 30324
        Attention: Mark C. Pope, IV, President

        telecopy: 404-874-7589

        With a copy to:

        Gray, Gilliland & Gold, P.C.
        400 Perimeter Center Terrace
        Suite 1050
        Atlanta, Georgia 30346

        Attention: Lawrence M. Gold, Esq.

        telecopy: 404-392-4808

        If to the Shareholders:

        Ms. Sara Senie Harris              Ms. Cynthia A. Morgan
        261 King Road, N.W.         and    1026 Coronado Drive, N.W.
        Atlanta, Georgia 30342             Atlanta, Georgia  30327


        telecopy:                          telecopy:

        With a copy to:

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

        Johnson & Montgomery
        One Buckhead Plaza
        Suite 400
        3060 Peachtree Road, N.W.
        Atlanta, Georgia 30305
        Attention:  Thomas E. Jones, Jr., Esquire

        telecopy: 404-262-1222

        If to Escrow Agent:

        NationsBank of Georgia, N.A.
        600 Peachtree Street, N.E.
        Suite 900
        Atlanta, Georgia 30308
        Attention: Peggy McWhorter, Vice-President

        telecopy: 404-607-6534

     Any notice sent by facsimile, overnight messenger or hand delivery shall be deemed made on the date received, and any notice sent by certified mail shall be deemed made three (3) days after mailing.

     14.  Governing Law.  This Escrow Agreement shall be governed by and
          -------------
construed in accordance with the laws of the State of Georgia.

     15.  Headings.  The headings in this Escrow Agreement are inserted for
          --------
convenience and identification only and are in no way intended to interpret, define or limit the scope, extent or intent of this Escrow Agreement or any provision hereof.

     16.  Severability.  Each provision of this Escrow Agreement is
          ------------

intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or enforcement of the remainder of this Escrow Agreement.

     17.  Counterparts.  This Escrow Agreement, and any amendment hereto, may be
          ------------
executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     18.  Amendment.  No modification or amendment to this Escrow
          ---------

Agreement shall be valid unless produced in writing and signed by all of the parties hereto.

     19.  Successors.  This Agreement shall be binding upon and inure to the
          ----------
benefit of the parties hereto and their respective heirs, legatees, assigns and transferees, as the case may be. Escrow Agent shall not be bound by or incur any liability with respect to the Agreement or any other agreement or understanding between Graphic and the Shareholders, except as herein expressly provided. Escrow Agent shall not have any duties hereunder except those specifically set forth herein.

     20.  Taxes.  The Shareholders shall indemnify Graphic for any tax liability
          -----
relating to the income (other than from dividends) earned on the Escrow Shares which will be reported for tax purposes by Graphic, based upon the portion of Escrow Shares distributed to each party and such indemnification may be withdrawn from the income (other than from dividends) earned. Escrow Agent shall cause the Form 1099-Div to be issued to the Shareholders for the dividends paid on the Escrow Shares during the term of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed under seal as of the date first above written by the respective officers thereunder duly authorized.

                                            SARA SENIE HARRIS      (SEAL)
                                          -------------------------
                                          SARA SENIE HARRIS



                                            CYNTHIA A. MORGAN      (SEAL)
                                          -------------------------
                                          CYNTHIA A. MORGAN

                  [SIGNATURES CONTINUED ON THE FOLLOWING PAGE]

                 [SIGNATURES CONTINUED FROM THE PREVIOUS PAGE]


                                        GRAPHIC INDUSTRIES, INC.


                                        By:      MARK C. POPE
                                            -------------------------------

                                        Its:
                                            -------------------------------

                                                  [Corporate Seal]


                                        QUADRAS, INC.


                                        By:      MARK C. POPE
                                            --------------------------------

                                        Its:
                                            --------------------------------
                                                  [Corporate Seal]


                                        ESCROW AGENT:

                                        NATIONSBANK OF GEORGIA, N.A.

                                        By: PEGGY T. MCWHORTER
                                            ---------------------------------

                                        Its:   VICE PRESIDENT
                                            ----------------------------------

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

                                  EXHIBIT "A"


                     Sara Senie Harris                  50%

                     Cynthia A. Morgan                  50%

                                       12